THIS AGREEMENT, dated as of the 15th day of July, 2010 is made and entered into by and between

NORFOLK SOUTHERN RAILWAY COMPANY, a Virginia corporation, whose mailing address is Three Commercial Place; Norfolk, Virginia 23510 (hereinafter called "Railway"); and

BLACKWATER GEORGIA, L.L.C., a Georgia limited liability company, whose mailing address is 660 Labauve Drive; Westwego, Louisiana 70094 (hereinafter called "Licensee").

WITNESSETH

WHEREAS, Licensee proposes to maintain, operate and remove a 440 volt electric control cable within a 4-inch steel pipe (hereinafter called the "Facilities") located in, under and across the right-of-way or property and any tracks of Railway, in the vicinity of Milepost 3-A, at or near **Brunswick, Glynn County, Georgia**, the same to be located in accordance with and limited to the installation shown on print of drawings marked Exhibit A, dated March 17, 1972, last revised June 24, 2010, attached hereto and made a part hereof; and

WHEREAS, Licensee desires a license to use such right-of-way or property of Railway for the maintenance, operation and removal of the Facilities.

NOW, THEREFORE, for and in consideration of the premises, the payment of a non-refundable, non-assignable one-time fee in the amount of ONE THOUSAND SEVEN HUNDRED FIFTY AND 00/100 DOLLARS ($1,750.00) (hereinafter called the "Fee"), and the covenants hereinafter set forth, Railway hereby permits and grants to Licensee, insofar as Railway has the right to do so, without warranty and subject to all encumbrances, covenants and easements to which Railway's title may be subject, the right to use and occupy so much of Railway's right-of-way or property as may be necessary for the maintenance, operation and removal of the Facilities (said right-of-way or property of Railway being hereinafter collectively called the "Premises"), upon the following terms and conditions:

1. Use and Condition of the Premises. The Premises shall be used by Licensee only for the maintenance, operation and removal of the Facilities and for no other purpose without the prior written consent of Railway, which consent may be withheld by Railway in its sole discretion. Licensee accepts the Premises in their current "as is" condition, as suited for the maintenance and operation of the Facilities, and without the benefit of any improvements to be constructed by Railway.

2. Maintenance of the Facilities; Railway Support. Licensee shall, at its expense, maintain and operate the Facilities on a lien-free basis and in such a manner as will not interfere with the operations of Railway, or endanger persons or property of Railway. Such maintenance and operation of the Facilities shall be in accordance with (a) the plans and specifications (if any) shown on the prints attached hereto and any other specifications prescribed by Railway, (b) applicable laws, regulations, ordinances and other requirements of federal, state and local

governmental authorities, and (c) applicable specifications of the National Electric Safety Code, when not in conflict with the applicable plans, specifications, laws, regulations, ordinances or requirements mentioned in (a) and (b), above. Any change to the character, capacity or use of the Facilities shall require execution of a new agreement.

3. Railway Support. Railway shall, at Railway's option, furnish, at the sole expense of Licensee, labor and materials necessary, in Railway's sole judgment, to support its tracks and to protect its traffic (including, without limitation, flagging) during the maintenance, repair, renewal or removal of the Facilities.

4. Electronic Interference. If the Facilities cause degradation of Railway's signal, communications and other electronic systems (hereinafter collectively called the "Electronic Systems") or endanger Railway's personnel or other individuals entitled to be on or about the Premises, through inductive or electrostatic interference or otherwise, Licensee, at its expense, will modify the Facilities to the satisfaction of Railway so as to eliminate such degradation or danger. Such modifications may include, without limiting the generality of the foregoing, transposing circuits or providing additional shielding, reactance or other corrective measures deemed necessary by Railway. The provisions of this paragraph 4 shall apply to the Electronic Systems existing as of the date of this Agreement and to any Electronic Systems that Railway may install in the future.

5. Corrective Measures. If Licensee fails to take any corrective measures requested by Railway in a timely manner, or if an emergency situation is presented which, in Railway's judgment, requires immediate repairs to the Facilities, Railway, at Licensee's expense, may undertake such corrective measures or repairs as it deems necessary or desirable.

6. Railway Changes. If Railway shall make any changes, alterations or additions to the line, grade, tracks, structures, roadbed, installations, right-of-way or works of Railway, or to the character, height or alignment of the Electronic Systems, at or near the Facilities, Licensee shall, upon thirty (30) days prior written notice from Railway and at its sole expense, make such changes in the location and character of the Facilities as, in the opinion of the chief engineering officer of Railway, shall be necessary or appropriate to accommodate any construction, improvements, alterations, changes or additions of Railway.

7. Assumption of Risk. Unless caused solely by the negligence of Railway or caused solely by the willful misconduct of Railway, Licensee hereby assumes all risk of damage to the Facilities and Licensee's other property relating to its use and occupation of the Premises or business carried on the Premises and any defects to the Premises; and Licensee hereby indemnifies Railway, its officers, directors, agents and employees from and against any liability for such damage.

8. Entry Upon Premises. Prior to commencement of any work to be performed on or about the Premises, Licensee shall notify the appropriate Division Engineer for the scheduling of protection and inspection. Within seventy-two (72) hours after the Division Engineer's actual receipt of such notification, the Division Engineer shall review the necessity and availability of flagmen for the proposed work and advise Licensee of such matters and the estimated cost

therefor. No work shall be permitted on or about the Premises without the presence of Railway's flagman or the Division Engineer's waiver of the requirement for flag protection. Entry on or about the Premises or any other Railway right-of-way without the Division Engineer's prior approval shall be deemed trespassing. Licensee agrees to pay Railway, within thirty (30) days after delivery of an invoice therefor, for any protection and inspection costs incurred by Railway, in Railway's sole judgment, during any such entry.

9. Liens; Taxes. Licensee will not permit any mechanic's liens or other liens to be placed upon the Premises, and nothing in this Agreement shall be construed as constituting the consent or request of Railway, express or implied, to any person for the performance of any labor or the furnishing of any materials to the Premises, nor as giving Licensee any right, power or authority to contract for or permit the rendering of any services or the furnishing of any materials that could give rise to any mechanic's liens or other liens against the Premises. In addition, Licensee shall be liable for all taxes levied or assessed against the Facilities and any other equipment or other property placed by Licensee within the Premises. In the event that any such lien shall attach to the Premises or Licensee shall fail to pay such taxes, then, in addition to any other right or remedy available to Railway, Railway may, but shall not be obligated to, discharge the same. Any amount paid by Railway for any of the aforesaid purposes, together with related court costs, attorneys' fees, fines and penalties, shall be paid by Licensee to Railway within ten (10) days after Railway's demand therefor.

10. Indemnification. Licensee hereby agrees to indemnify and save harmless Railway, its officers, directors, agents and employees, from and against any and all liabilities, claims, losses, damages, expenses (including attorneys' fees) or costs for personal injuries (including death) and property damage to whomsoever or whatsoever occurring (hereinafter collectively called "Losses") that arise in any manner from (a) the installation, construction, maintenance, operation, presence or removal of, or the failure to properly install, construct, maintain, operate or remove, the Facilities, or (b) any act, omission or neglect of Licensee, its agents, servants, employees or contractors in connection therewith, unless caused solely by the negligence of Railway or caused solely by the willful misconduct of Railway.

11. Insurance.

(a) Without limiting in any manner the liabilities and obligations assumed by Licensee under any other provision of this Agreement, and as additional protection to Railway, Licensee shall, at its expense, procure and maintain with insurance companies satisfactory to Railway, the insurance policies described in subparagraphs (i) and (ii).

> (i) Prior to the installation of the Facilities, or any subsequent entry by Licensee upon the Premises or other Railway property, Licensee, and each of its contractors, shall at its sole expense procure and maintain for the course of any such installation or entry, a Commercial General Liability Insurance policy having a combined single limit of not less than $1,000,000 for each occurrence, naming Railway as an additional insured and containing products and completed operations and contractual liability coverage;

(ii) Prior to any entry upon the Premises or other Railway property occurring after installation of the Facilities, unless Railway elects to make available and Licensee pays the then current risk financing fee for each affected installation, Licensee, or its contractor, shall at its sole expense procure and maintain during such entry a policy of Railroad Protective Liability Insurance naming Norfolk Southern Railway Company as a named insured and having combined single limits of not less than $2,000,000 for each occurrence and $6,000,000 in the aggregate. Such policy shall be written using Insurance Services Offices Form Numbers CG 00 35 01 07 98 and Pollution Exclusion Amendment Form CG 28 31 07 98.

(b) All insurance required under the preceding subsection (a) shall be underwritten by insurers, and be of such form and content, as may be acceptable to Railway. Evidence of such insurance (a certificate of insurance for the Commercial General Liability Insurance policy and an original Railroad Protective Liability Insurance policy for subsequent entry when Railway does not make available a risk financing fee therefor) shall be furnished to Railway's Director Risk Management, Three Commercial Place, Norfolk, Virginia 23510-2191 for review and approval.

12. Environmental Matters. Licensee assumes all responsibility for any environmental obligations imposed under applicable laws, regulations, ordinances or other requirements of federal, state and local governmental authorities relating to (a) the installation, construction, maintenance, operation or removal of the Facilities, including notification and reporting of any releases, and (b) any contamination of any property, water, air or groundwater arising or resulting, in whole or in part, from Licensee's operation or use of the Premises pursuant to this Agreement. In addition, Licensee shall obtain any necessary permits to install, construct, maintain, operate or remove the Facilities. Licensee agrees to indemnify and hold harmless Railway from and against any and all fines, penalties, demands or other Losses (including attorneys' fees) incurred by Railway or claimed by any person, company or governmental entity relating to (a) any contamination of any property, water, air or groundwater due to the use or presence of the Facilities on the Premises, (b) Licensee's violation of any laws, regulations or other requirements of federal, state or local governmental authorities in connection with the use or presence of the Facilities on the Premises or (c) any violation of Licensee's obligations imposed under this paragraph. Without limitation, this indemnity provision shall extend to any cleanup and investigative costs relating to any contamination of the Premises arising or resulting from, in whole or in part, Licensee's use of the Facilities or any other activities by or on behalf of Licensee occurring on or about the Premises. Licensee further agrees not to dispose of any trash, debris or wastes, including hazardous waste, on the Premises and will not conduct any activities on the Premises which would require a hazardous waste treatment, storage or disposal permit.

13. Assignments and Other Transfers.

(a) Licensee shall not assign, transfer, sell, mortgage, encumber, sublease or otherwise convey (whether voluntarily, involuntarily or by operation of law) this Agreement or any interest therein, nor license, mortgage, encumber or otherwise grant to any other person or

entity (whether voluntarily, involuntarily or by operation of law) any right or privilege in or to the Premises (or any interest therein), in whole or in part, without the prior written consent of Railway, which consent may be withheld by Railway in its sole discretion. Any such assignment or other transfer made without Railway's prior written consent shall be null and void and, at Railway's option, shall constitute an immediate default of this Agreement. Notwithstanding the foregoing, upon prior written notice to Railway, Licensee may assign this Agreement to a parent, a wholly-owned subsidiary of Licensee or a wholly-owned subsidiary of Licensee's parent without Railway's consent; provided, however, that no such assignment shall relieve Licensee of its obligations under this Agreement.

(b) Railway shall have the right to transfer and assign, in whole or in part, all its rights and obligations hereunder and in or to the Premises. From and after the effective date of any such assignment or transfer, Railway shall be released from any further obligations hereunder; and Licensee shall look solely to such successor-in-interest of Railway for the performance of the obligations of "Railway" hereunder.

14. Meaning of "Railway". The word "Railway" as used herein shall include any other company whose property at the aforesaid location may be leased or operated by Railway. Said term also shall include Railway's officers, directors, agents and employees, and any parent company, subsidiary or affiliate of Railway and their respective officers, directors, agents and employees.

15. Default; Remedies.

(a) The following events shall be deemed to be events of default by Licensee under this Agreement:

(i) Licensee shall fail to pay the Fee or any other sum of money due hereunder and such failure shall continue for a period of ten (10) days after the due date thereof;

(ii) Licensee shall fail to comply with any provision of this Agreement not requiring the payment of money, all of which terms, provisions and covenants shall be deemed material, and such failure shall continue for a period of thirty (30) days after written notice of such default is delivered to Licensee;

(iii) Licensee shall become insolvent or unable to pay its debts as they become due, or Licensee notifies Railway that it anticipates either condition;

(iv) Licensee takes any action to, or notifies Railway that Licensee intends to file a petition under any section or chapter of the United States Bankruptcy Code, as amended from time to time, or under any similar law or statute of the United States or any State thereof; or a petition shall be filed against Licensee under any such statute; or

(v) A receiver or trustee shall be appointed for Licensee's license interest hereunder or for all or a substantial part of the assets of Licensee, and such receiver or trustee is not dismissed within sixty (60) days of the appointment.

(b) Upon the occurrence of any event or events of default by Licensee, whether enumerated in this paragraph 15 or not, Railway shall have the option to pursue any remedies available to it at law or in equity without any additional notices to Licensee. Railway's remedies shall include, but not be limited to, the following: (i) termination of this Agreement, in which event Licensee shall immediately surrender the Premises to Railway; (ii) entry into or upon the Premises to do whatever Licensee is obligated to do under the terms of this License, in which event Licensee shall reimburse Railway on demand for any expenses which Railway may incur in effecting compliance with Licensee's obligations under this License, but without rendering Railway liable for any damages resulting to Licensee or the Facilities from such action; and (iii) pursuit of all other remedies available to Railway at law or in equity, including, without limitation, injunctive relief of all varieties.

16. Railway Termination Right. Notwithstanding anything to the contrary in this Agreement, Railway shall have the right to terminate this Agreement and the rights granted hereunder, after delivering to Licensee written notice of such termination no less than sixty (60) days prior to the effective date thereof, upon the occurrence of any one or more of the following events:

(a) If Licensee shall discontinue the use or operations of the Facilities; or

(b) If Railway shall be required by any governmental authority having jurisdiction over the Premises to remove, relocate, reconstruct or discontinue operation of its railroad on or about the Premises; or

(c) If Railway, in the good faith judgment of its Superintendent, shall require a change in the location or elevation of its railroad on or about the location of the Facilities or the Premises that might effectively prohibit the use or operation of the Facilities; or

(d) If Railway, in the good faith judgment of its Superintendent, determines that the maintenance or use of the Facilities unduly interferes with the operation and maintenance of the facilities of Railway, or with the present or future use of such property by Railway, its lessees, affiliates, successors or assigns, for their respective purposes.

17. Condemnation. If the Premises or any portion thereof shall be taken or condemned in whole or in part for public purposes, or sold in lieu of condemnation, then this Agreement and the rights granted to Licensee hereunder shall, at the sole option of Railway, forthwith cease and terminate. All compensation awarded for any taking (or sale proceeds in lieu thereof) shall be the property of Railway, and Licensee shall have no claim thereto, the same being hereby expressly waived by Licensee.

18. Removal of Facilities; Survival. The Facilities are and shall remain the personal property of Licensee. Upon the expiration or termination of this Agreement, Licensee shall remove the Facilities from the Premises within thirty (30) days after the effective date thereof. In performing such removal, unless otherwise directed by Railway, Licensee shall restore the Premises to the same condition as existed prior to the installation or placement of Facilities, reasonable wear and tear excepted. In the event Licensee shall fail to so remove the Facilities or restore the Premises, the Facilities shall be deemed to have been abandoned by Licensee, and the same shall become the property of Railway for Railway to use, remove, destroy or otherwise dispose of at its discretion and without responsibility for accounting to Licensee therefor; provided, however, in the event Railway elects to remove the Facilities, Railway, in addition to any other legal remedy it may have, shall have the right to recover from Licensee all costs incurred in connection with such removal and the restoration of the Premises. Notwithstanding anything to the contrary contained in this Agreement, the expiration or termination of this Agreement, whether by lapse of time or otherwise, shall not relieve Licensee from Licensee's obligations accruing prior to the expiration or termination date, and such obligations shall survive any such expiration or other termination of this Agreement.

19. Entire Agreement. This Agreement contains the entire agreement of Railway and Licensee and supersedes any prior understanding or agreement between Railway and Licensee respecting the subject matter hereof; and no representations, warranties, inducements, promises or agreements, oral or otherwise, between the parties not embodied in this Agreement shall be of any force or effect.

20. Attorneys' Fees. If Railway should bring any action under this Agreement, or consult or place the Agreement or any amount payable by Licensee hereunder, with an attorney concerning or for the enforcement of any of Railway's rights hereunder, then Licensee agrees in each and any such case to pay to Railway all costs, including but not limited to court costs and attorneys' fees, incurred in connection therewith.

21. Severability. If any clause or provision of this Agreement is illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, then and in that event, it is the intention of the parties hereto that the remainder of this Agreement shall not be affected thereby; and it is also the intention of the parties to this Agreement that in lieu of each clause or provision of this Agreement that is illegal, invalid or unenforceable, there be added as a part of this Agreement a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable.

22. Modifications; Waiver; Successors and Assigns. This Agreement may not be altered, changed or amended, except by instrument in writing signed by both parties hereto. No provision of this Agreement shall be deemed to have been waived by Railway unless such waiver shall be in a writing signed by Railway and addressed to Licensee, nor shall any custom or practice that may evolve between the parties in the administration of the terms hereof be construed to waive or lessen the right of Railway to insist upon the performance by Licensee in strict accordance with the terms hereof. The terms and conditions contained in this Agreement shall apply to, inure to the benefit of, and be binding upon the parties hereto, and upon their respective successors in interest and legal representatives, except as otherwise herein expressly

provided. If there shall be more than one Licensee, the obligations hereunder imposed upon Licensee shall be joint and several.

23. Notice. Any and all other notices, demands or requests by or from Railway to Licensee, or Licensee to Railway, shall be in writing and shall be sent by (a) postage paid, certified mail, return receipt requested, or (b) a reputable national overnight courier service with receipt therefor, or (c) personal delivery, and addressed in each case as follows:

If to Railway:
c/o Norfolk Southern Corporation
1200 Peachtree Street, NE - 12th Floor
Atlanta, Georgia 30309-3504
Attention: Director Contract Services

If to Licensee:
Blackwater Georgia, L.L.C.
660 Labauve Drive
Westwego, Louisiana 70094
Attention:____________________

Either party may, by notice in writing, direct that future notices or demands be sent to a different address. All notices hereunder shall be deemed given upon receipt (or, if rejected, upon rejection).

24. Miscellaneous. All exhibits, attachments, riders and addenda referred to in this License are incorporated into this Agreement and made a part hereof for all intents and purposes. Time is of the essence with regard to each provision of this Agreement. This Agreement shall be construed and interpreted in accordance with and governed by the laws of the State in which the Premises are located. Each covenant of Railway and Licensee under this Agreement is independent of each other covenant under this Agreement. No default in performance of any covenant by a party shall excuse the other party from the performance of any other covenant. The provisions of Paragraphs 7, 9, 10, 12 and 18 shall survive the expiration or earlier termination of this Agreement.

25. Limitations of Grant. Licensee acknowledges that the license granted hereunder is a quitclaim grant, made without covenants, representations or warranties with respect to Railway's (a) right to make the grant, (b) title in the Premises, or (c) right to use or make available to others the Premises for the purposes contemplated herein. Railway is the owner and/or holder of the Premises subject to the terms and limitations under which it is owned or held, including without limitation conditions, covenants, restrictions, easements (including any pre-existing fiber optic easements or licenses), encroachments, leases, licenses, permits, mortgages, indentures, reversionary interests, fee interests, zoning restrictions and other burdens and limitations, of record and not of record, and to rights of tenants and licensees in possession, and Licensee agrees that the rights licensed hereunder are subject and subordinate to each and all of the foregoing. Licensee accepts this grant knowing that others may claim that Railway has no right to make it, and Licensee agrees to release, hold harmless and indemnify (and, at Railway's

election, defend, at Licensee's sole expense, with counsel approved by Railway) Railway, its affiliated companies, and its and their respective officers, directors, agents and employees, from and against any detriments to, or liabilities of, any type or nature arising from such claims, including punitive damages and any forfeitures declared or occurring as a result of this grant.

26. Limitations Upon Damages. Notwithstanding any other provision of this Agreement, Railway shall not be liable for breach of this Agreement or under this Agreement for any consequential, incidental, exemplary, punitive, special, business damages or lost profits, as well as any claims for death, personal injury, and property loss and damage which occurs by reason of, or arises out of, or is incidental to the interruption in or usage of the Facilities placed upon or about the Premises by Licensee, including without limitation any damages under such claims that might be considered consequential, incidental, exemplary, punitive, special, business damages or loss profits.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate, each part being an original, as of the date first above written.

Witness:	**NORFOLK SOUTHERN RAILWAY COMPANY**
______________________	By: ______________________
As to Railway	Real Estate Manager
Witness:	**BLACKWATER GEORGIA, L.L.C.**
______________________	By: Frank Marrero
As to Licensee	Title: chief commercial officer

SKB 1149607 June 24, 2010 739159v1